 Exhibit 99.1

FOR IMMEDIATE RELEASE

Irissol Arce
+1.414.906.6415
irissol.arce@manpowergroup.com

Marsha Barancik
+1.414.906.6417
marsha.barancik@manpowergroup.com

ManpowerGroup President of Southern Europe Françoise Gri to Become CEO of Pierre & Vacances – Centers Parcs Group

ManpowerGroup Experience and Exposure Demonstrates Model for Leadership Success

PARIS (5 November 2012) – ManpowerGroup (NYSE: MAN), the world leader in innovative workforce solutions, is proud to announce that effective January 1, 2013, Françoise Gri, ManpowerGroup President of Southern Europe will become Chief Executive Officer of Pierre & Vacances – Centers Parcs Group based in Paris, France.

“Françoise has been a highly valued member of our executive team and it’s a testament that her exposure and experience at ManpowerGroup has prepared her well to take on this level of responsibility,” said Jeff Joerres, Chairman and CEO of ManpowerGroup. “On behalf of our entire organization, I am personally proud and excited for her.”

Gri’s contributions to ManpowerGroup’s success are numerous. She began her career with the company just over five years ago as Executive Vice President & President of Manpower France, ManpowerGroup’s single largest market. Over the past two years, Gri expanded her responsibility to lead ManpowerGroup’s recently created Southern Europe region. Gri’s leadership went beyond the company’s walls. Her involvement in organizations such as the World Economic Forum Women Leaders Programme and her recently published book on “Women Power” are clear demonstrations of her commitment to women in the workforce, as well as at ManpowerGroup. In 2009, Gri received the prestigious Chevalier de la Légion d’Honneur (equivalent to a knighthood) by former French Prime Minister Jean-Pierre Raffarin. This world-renowned Order is the highest decoration in France. Last month, Gri was named to Fortune’s International 50 Most Powerful Women in Business list for the ninth consecutive year. Despite this year’s fierce competition, Gri retained a ranking of 31st position from 2011.

“I am proud that we could be part of helping Françoise achieve this prestigious recognition for the valuable work that she does,” added Joerres. “Françoise has been a great ambassador of the ManpowerGroup brand, and I know that she will continue to be as she moves on to the next stage of her career.”

“The past 5 and half years as President of ManpowerGroup Southern Europe have been a rewarding and passionate experience,” said Françoise Gri, President of ManpowerGroup Southern Europe. “I take with me the great learnings and experiences that I’ve had during my time in this truly unique company, and I move on knowing, with confidence, that the ManpowerGroup team is engaged, committed and ready to lead as the global innovative workforce solutions provider in the marketplace.”

Alain Roumilhac, who most recently served as President of Experis and ManpowerGroup Solutions in France as well as Segment leader for Experis Southern Europe, has been promoted to President of ManpowerGroup France, effective immediately. Prior to joining ManpowerGroup, Alain was previously CEO of Osiatis - a French company that specialized in IT Management services. And prior to that, Alain had spent 20 years in various positions in IBM, with his last position there as Vice President of Business Lines IBM Global Services West Region.

Gri will continue leading Southern Europe until her planned departure at the end of the year. ManpowerGroup’s going forward leadership strategy for Southern Europe will be announced in due course.

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About ManpowerGroup

ManpowerGroup™ (NYSE: MAN), the world leader in innovative workforce solutions, creates and delivers high-impact solutions that enable our clients to achieve their business goals and enhance their competitiveness. With over 60 years of experience, our $22 billion company creates unique time to value through a comprehensive suite of innovative solutions that help clients win in the Human Age. These solutions cover an entire range of talent-driven needs from recruitment and assessment, training and development, and career management, to outsourcing and workforce consulting. ManpowerGroup maintains the world’s largest and industry-leading network of nearly 3,800 offices in over 80 countries and territories, generating a dynamic mix of an unmatched global footprint with valuable insight and local expertise to meet the needs of its 400,000 clients per year, across all industry sectors, small and medium-sized enterprises, local, multinational and global companies. By connecting our deep understanding of human potential to the ambitions of clients, ManpowerGroup helps the organizations and individuals we serve achieve more than they imagined – because their success leads to our success. And by creating these powerful connections, we create power that drives organizations forward, accelerates personal success and builds more sustainable communities. We help power the world of work. The ManpowerGroup suite of solutions is offered through ManpowerGroup™ Solutions, Manpower®, Experis™ and Right Management®. Learn more about how ManpowerGroup can help you win in the Human Age at www.manpowergroup.com.

ManpowerGroup is the most trusted brand in the industry, and was once again the only company in our industry to be named to the Ethisphere Institute's 2012 World's Most Ethical Companies list for our proven commitment to ethical business practices, including an outstanding commitment to ethical leadership, compliance practices and corporate social responsibility.

In January 2011, at the World Economic Forum Annual Meeting in Davos, Switzerland, ManpowerGroup announced the world has entered the Human Age, where talent has replaced capital as the key competitive differentiator. This concept of talentism as the new capitalism continues to resonate and was echoed as a core theme of the 2012 Annual Meeting of the World Economic Forum in Davos. Learn more about this new age at www.manpowergroup.com/humanage

Gain access to ManpowerGroup’s extensive thought leadership papers, annual Talent Shortage surveys and the Manpower Employment Outlook Survey, one of the most trusted indices of employment activity in the world, via the ManpowerGroup World of Work Insight iPad application. This thought leadership app explores the challenges faced by employers navigating the changing world of work and provides in-depth commentary, analysis, insight and advice on strategies for success.

Follow ManpowerGroup Chairman and CEO Jeff Joerres on Twitter: twitter.com/manpowergroupjj. Joerres is one of only six Fortune 500 CEOs who leverages a Twitter account to get his message out.

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